                                                                    Exhibit 99.1

                                  NEWS RELEASE

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15301 w. 109TH Street, Lenexa, KS  66219  Phone: 913-647-0158 Fax:  913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact: Karl B. Gemperli
         (913) 647-0158, Phone
         (913) 647-0132, Fax
         investorrelations@elecsyscorp.com

ELECSYS CORPORATION ANNOUNCES THAT IT IS PLANNING A NEW
PRODUCTION AND HEADQUARTERS FACILITY

Lenexa, Kansas (August 24, 2005) - Elecsys Corporation (AMEX: ASY), today announced that it is planning a new production and headquarters facility that will accommodate both of its operating subsidiaries in a single building and also allow for its subsidiaries to increase their production capacity and efficiency. The Company believes that approximately 60,000 sq ft in a single facility will provide room for the projected growth of its subsidiaries. The
Company anticipates moving to such a facility in summer 2006.

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the medical, aerospace, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2005. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.